Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Current Report of Enveric Biosciences, Inc. (formerly known as AMERI Holdings, Inc.) on Amendment No. 1 to Form 8-K of our report dated April 21, 2020 with respect to our audits of the financial statements of Jay Pharma, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Registration Statement of AMERI Holdings, Inc. on Form S-4 [File No. 333-238742], including all amendments thereto and Form S-4MEF [File No. 333-251776].

/s/ Marcum llp

Marcum llp

New York, NY

January 11, 2021